                                                                       EXHIBIT B
                     STARRETT CORPORATION AND SUBSIDIARIES
             EXHIBIT SETTING FORTH THE COMPUTATION OF FULLY DILUTED
                         EARNINGS PER SHARE INFORMATION
            (Dollars and number of shares in thousands except per share amounts)


                                                               Year Ended December 31,
                                                               -----------------------
                                                               1995      1994     1993
                                                              ------    ------   ------
Common and common equivalent
 shares used in computing earnings
 per share ................................................     6,261     6,261    6,356
                                                              =======   =======   ======

Net Income ................................................   $ 7,365   $ 6,159   $2,140
                                                              =======   =======   ======

Net Income ................................................   $  1.18   $   .98   $  .34
                                                              =======   =======   ======





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
Starrett Corporation and Subsidiaries
December 31, 1995

There are no accounting changes for the year ended December 31, 1995.


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